Exhibit 4.14

LICENSE AGREEMENT

between

Radboudumc

as Licensor,

and

ProQR Therapeutics B.V.

as Licensee

                                                                          regarding antisense oligonucleotide-based therapy for CEP290-associated LCA

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “***”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT UNDER RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934.

THE UNDERSIGNED

1.	Stichting Katholieke Universiteit, doing business as the Radboud University Medical Center, a company organised under the laws of the Netherlands, established at Geert Grooteplein Noord 9, P.O. Box 9101, 6500 HB Nijmegen, The Netherlands, registered at the Dutch Chamber of Commerce under number 41055629; (hereinafter referred to as “Radboud” or “Licensor”);

AND

2.	ProQR Therapeutics B.V., a company organised under the laws of The Netherlands, whose corporate seat is at Utrecht and whose offices are at Darwinweg 24, 2333 CR Leiden, the Netherlands, registered at the Dutch Chamber of Commerce under number 54600790, duly represented by its CEO D. A. de Boer, hereinafter referred to as the “Licensee”;

Licensor and Licensee are together referred to as the Parties, and each of them as a Party;

WHEREAS

A.	Radboud UMC is a renowned university that has discovered an oligonucleotide for the treatment of CEP290 associated Leber congenital amaurosis or leber.

B.	Radboud UMC is the sole rightful owner of the Licensed Patent Applications (as defined below) and as listed in Annex 1 of this Agreement. Radboud has the right to grant a license in respect of the Licensed Patent Application.

C.	ProQR Therapeutics is engaged in the development and, subsequent, commercialization of a treatment for several (genetic) diseases. For this purpose, it uses inter alia antisense oligonucleotides.

D.	In accordance with the non-binding term sheet between the Parties and subject to the terms and conditions of this Agreement, Licensor hereby agrees to grant Licensee an exclusive license to use certain intellectual property rights, in consideration of Licensee’s payment of royalty under this Agreement and further fulfilment of the terms and conditions as set forth in this Agreement.

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NOW HEREBY AGREE AS FOLLOWS

ARTICLE 1. INTERPRETATION

1.1.	Unless the context requires otherwise, the following terms and expressions in this Agreement shall have the following meanings:

Annex	:	any annex to this Agreement

Affiliate	:	any entity that controls, is controlled by or is under common control of Licensee. For purposes of this definition only, “control” means (a) to possess, directly or indirectly, the power to direct the management or policies of an entity, whether through ownership of voting securities, by contract relating to voting rights or corporate governance, or (b) to own, directly or indirectly, more than fifty percent (50%) of the outstanding voting rights or other ownership interest of such entity

Agreement	:	this license agreement including any Annexes thereto

Confidential Information	:	all information in relation to this Agreement, the Licensed Patents, the Know-How and the Licensed Products, whether in oral, written, graphic or machine-readable form, including but not limited to know-how, designs and

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drawings, handbooks, specifications, procedures, formulas, descriptions sufficient to allow consistent duplication, source codes, technical information, reports, data, and any other documentation and information related to all of the foregoing, except such information and data as the Parties agree in writing is not proprietary or confidential. It includes but is not limited to all carriers containing such information, meaning all movable things, such as cd-roms, DVD’s, USB-sticks and any other information carriers

Effective Date	:	the day the last Party has executed this Agreement

Field	:	All possible prophylactic and therapeutic uses.

Force Majeure	:	any circumstances the cause of which is not reasonably within the control of the Party claiming force majeure and that affect the performance by it under this Agreement and shall include, without limitation, acts of God, strikes, lockouts or industrial disputes or disturbances, civil disturbances, acts of third parties, wars, riots, blockades, insurrections, epidemics, landslides, lightning, earthquakes, fire, storm, floods, washouts, explosions, the inability to obtain or retain necessary authorisations, permits, easements or rights of way, and compliance with any law or governmental order, rule, regulation or direction, regardless of whether it is later held to be invalid

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Improvement	:	any development or modification related to the Field with respect to the Licensed Products or a part hereof, or relating to the production and/or exploitation thereof, whether or not patented or patentable, that is conceived, reduced to practice, discovered, developed or otherwise made at any time during the term of this Agreement. The term Improvements shall also extend to new oligonucleotide based compounds that may be used in the Field but that fall outside of the claims in the Licensed Patents.

Know-how	:	all factual knowledge and expertise which is accumulated by and/or under the control of Licensor relating to the claims in the Licensed Patents on or before the Effective Date

Licensed Patents	:	the applications for patents, as referred to in Annex 1, and including all further applications, divisionals, continuations, continuations-in-part and/or granted patents ensuing from such patent applications in any country in the Territory

License Period	:	The period starting on the Effective Date and continuing until the expiration of all of the Licensed Patent Applications and all granted patents ensuing form such Applications, unless terminated earlier in accordance with this Agreement

Licensed Product	:	any product(s) that, in whole or in part, (i) absent this Agreement, would infringe one or more Valid Claims of the Licensed Patents in the country of sale or (ii)is manufactured by using any method that, absent this Agreement, would infringe one or more Valid Claims of the Licensed Patentin the country of manufacture

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Net Sales	:	the amount as calculated in accordance with Articles 6.2.

Net Sales Related Royalty	:	*** % (percent) of the Net Sales

Other Field	:	any field other than the Field

Reporting Period	:	each three month period ending March 31, June 30, September 30 and December 31.

Sell (and Sale and Sold as the case may be)	:	to sell or have sold, to lease or have leased, to import or have imported or otherwise to transfer or have transferred a Licensed Product for valuable consideration (in the form of cash or otherwise)

Sublicense Royalty	:	***% (*** percent) of any sublicense revenue, including but not limited to royalties and fair market value of any equity and other instruments received by Licensee from the sub licensees in consideration for the sublicense granted under this Agreement

Territory	:	the entire world

Third Party Royalty	:	royalties to one or more third parties for other licenses necessary for the commercialization of any Licensed Products

Valid Claim	:	any claim of a Licensed Patent that (i) has been granted by a patent granting authority, that is in force, and that has not been surrendered, abandoned, revoked or held invalid or unenforceable by a decision taken by an administrative or civil court in a jurisdiction, or (ii) a pending claim in a Licensed Patent application, with the proviso that any claim that is still pending more than 5 years following the filing date of the (corresponding international) application, shall cease to be a Valid Claim until it becomes a granted claim fulfilling the requirements under (i) above.

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1.2.	No provision of this Agreement shall be interpreted adversely against a Party solely because that Party was responsible for drafting that particular provision.

1.3.	Words denoting the singular shall include the plural and vice versa. Words denoting one gender shall include another gender.

1.4.	The words “include”, “included” or “including” are used to indicate that the matters listed are not a complete enumeration of all matters covered.

1.5.	The headings in this Agreement are for construction purposes as well as for reference.

ARTICLE 2. EXCLUSIVE LICENSE

2.1.	Licensor grants to Licensee for the duration of the License Period an exclusive license, thus also with the exclusion of Licensor, under the Licensed Patents to develop, make, have made, use, sell, offer for sale and import Licensed Products and practice any methods claimed or covered by the Licensed Patents in the Field in the Territory (the “Purposes”).

2.2.	The Licensee shall be entitled to grant sub-licences of its rights under this Agreement to any third party, provided that (i) the sub-licence shall include obligations on the sub-licensee that are equivalent to the obligations on the Licensee under this Agreement and (ii) Licensee shall promptly furnish Licensor with a fully signed photocopy of all sublicensing agreements.

2.3.	The license granted under this Agreement and any sublicenses granted in accordance with Articles 2.2, shall not include any rights to trade names of Licensor.

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2.4.	Licensee agrees that the Licensed Patents shall remain vested solely in Licensor both during License Period and thereafter.

2.5.	Licensee shall not use any other intellectual property rights or know-how owned or controlled by Licensor or its Affiliates, unless provided for in this Agreement or a separate license agreement.

2.6.	Licensee shall not use the Licensed Patents for any Other Field, unless provided for in a separate license agreement.

2.7.	Notwithstanding Articles 2.1 and 3.1, Licensor retains the right to use the Licensed Patents and Know-How for its own internal, non-commercial, academic and research purposes. Licensor shall not publish results without discussing and evaluating the possibility of obtaining IP protection or maintaining such results confidential, if this represents a significant commercial value.

ARTICLE 3. KNOW-HOW

3.1.	Licensor grants to Licensee for the duration of the License Period a non-exclusive license, with the right to sub-license in accordance with Article 2.2, to use the Know-How in the Field in the Territory only for the Purposes and subject to the terms and conditions hereof. Licensor will provide to Licensee all relevant documents and/or carriers containing the Know-How or relevant to use the Know-How as soon as reasonably possible after execution of this Agreement, and at least within the term set out in Article 5.1.

3.2.	Licensee shall keep the Know-How in confidence and shall not disclose any part thereof to any third party during or after the License Period. Licensee may disclose the Know-How or a part thereof to only those employees that have a need to know, provided that such employees are bound by secrecy and non-use obligations similar to the confidentiality and non-use obligations included in this Agreement on such employees. Licensee shall use its best endeavours to prevent that its current, future and former employees use the Know-How or any part thereof outside of their current and/or

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future employment agreement with Licensee. Furthermore, Licensee may disclose the Know-How or part thereof to its advisors, agents and/or sub-contractors and/or sublicensees having a need to know, if and to the extent that such advisors, agents and/or subcontractors and/or sublicensees are bound by secrecy and non-use obligations similar to the confidentiality and non-use obligations included in this Agreement.

3.3.	The restrictions on disclosure of the Know-How as stated in this Article 3 do not apply to Know-How which:

(a)	Licensee proves to be, or at any time to have come, into the public domain otherwise than through default on the part of i) the Licensee, or ii) its current, future, and former employees; or iii) its advisors, agents and/or sub-contractors and/or sublicensees;

(b)	Licensee proves to have lawfully acquired from a third party with good legal title thereto;

(c)	Licensee proves is independently developed by Licensee without use, directly or indirectly, of the Know-How and/or the Licensed Patents.

3.4.	The restriction upon disclosure of the Know-How shall not apply if Licensee is compelled to disclose Know-How or part thereof by a legally binding order of any court of law, government agency or regulatory or statutory authority which has competent jurisdiction. In such case, Licensee shall consult with Licensor to avoid or limit such disclosure insofar as reasonably possible.

3.5.	The provisions of clauses 3.2-3.4 shall remain in force during a period of ten (10) years after any termination or other ending, including but not limited to rescission, of this Agreement.

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ARTICLE 4. DILIGENCE REQUIREMENTS

4.1.	Licensee will use reasonable efforts to commercialize the Licensed Patents into Licensed Product(s) in the Territory and to obtain the required regulatory approvals in relation to the Licensed Products in such Territory.

4.2.	The Licensee shall conduct the following (“Diligence Requirements”):

(i)	within *** from the Effective date of the Agreement conduct optimization and validation work on the Licensed Product;

(ii)	within *** from the Effective date of the Agreement conduct Chemical, Manufacturing and Control development work for the Licensed Product;

(iii)	within *** from the Effective date of the Agreement complete a GLP toxicology study for the Licensed Product;

(iv)	within *** from the Effective date of Agreement initiate a clinical study for the Licensed Product;

(v)	provide progress report within *** the end of each calendar year every twelve months.

(vi)	file a New Drug Application (“NDA”) or an EU equivalent within *** from the Effective date of the Agreement;

ARTICLE 5. DUE DILIGENCE

5.1.	Within 30 (thirty) days after the Effective Date, Licensee shall perform due diligence research (“Due Diligence”) on all data, intellectual property rights and know-how regarding the technology covered by the Licensed Patents. Licensor will facilitate all available relevant data be accessible for Licensee at the Effective Date by electronic means or other means as mutually agreed.

5.2.	Any delay in the furnishing of any data shall cause the Due Diligence period as described herein to be extended with the same period as such delay as mutually agreed by both Parties. For the avoidance of doubt, Licensee shall have thirty (30) days to complete the Due Diligence as from the date on which all relevant data was made available to Licensee.

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5.3.	It is expressly understood that Licensee may, at its sole discretion, terminate this Agreement within 1 (one) week after the completion of the Due Diligence (“Early Termination”), without any compensation being due to Licensor.

ARTICLE 6. ROYALTIES

6.1.	Licensee will pay Licensor the Net Sales Related Royalty. The Net Sales Related Royalty will be paid, on a Licensed Product by Licensed Product and country by country basis, until the termination of this Agreement in accordance with Article 10.

Licensor will provide for the human resources, materials, facilities and equipment that are necessary for pre-clinical and clinical trials relating to the Purposes (together referred to as the “Trials Facilities”). Licensee shall be entitled to use the Trials Facilities at Licensor’s standard rates (which shall be in conformity with general market rates). Such usage shall be agreed upon mutually and separate contracts shall be drafted for such purposes. If Licensee has decided not to use the Trials Facilities and in doing so has not ordered at least the equivalent of EUR *** euro’s) within *** from the Effective Date or before a New Drug Application or EU Equivalent is filed (whichever is earliest), the Net Sales Related Royalty shall be increased by *** percentage points and Sublicense Royalty by *** percentage points.

6.2.	Subject to the conditions set forth below, “Net Sales” shall mean:

(i)	the gross amount invoiced and received by Licensee and its Affiliates for or on account of Sales of any Licensed Products, or in case of non-cash valuable considerations; the cash equivalent of such valuable considerations;

(ii)	less and/or taking into account the following amounts payable by Licensee and its Affiliates in effecting such Sale:

1.	amounts repaid or credited by reason of rejection or return of applicable Licensed Products;

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2.	reasonable and customary trade, quantity or cash rebates or discounts to the extent allowed and taken;

3.	specified reasonable amounts for outbound transportation, insurance, handling and shipping; and

4.	taxes, customs duties and other governmental charges levied on or measured by Sales of Licensed Products so long as Licensee’s price is reduced thereby.

Specifically excluded from the definition of “Net Sales” are amounts attributable to any Sale of any Licensed Products between or among Licensee and its Affiliate, unless the transferee is the end purchaser, user or consumer of such Licensed Product.

6.3.	If Licensee is required to pay Third Party Royalties, Licensee may deduct an amount equal to such Third Party Royalties from the net sales of the Licensed Products. The applicable Third Party Royalties shall be those that accrue in the same Reporting Period of the royalty reports with respect to the same transfer as the Net Sales Related Royalty and shall be calculated as provided in the third party license agreement(s), without applying any deductions or credits available to Licensee with respect to royalties paid to Licensor or to the third parties. The deductions taken for Third Party Royalties shall not reduce the net sales of the Licensed Products by more than ***. Any Third Party Royalties that are not deducted in any Reporting Period on account of this *** limitation will not be carried forward to the next Reporting Period.

6.4.	Licensee will pay Licensor the Sublicense Royalty, if applicable. Such Sublicense Royalty will be paid until the termination of this Agreement in accordance with Article 10.

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6.5.	After the first commercial sale of a Licensed Product, Licensee shall deliver written reports to Licensor each Reporting Period, stating in each such report the number and description of each Licensed Product sold, the Net Sales of the Licensed Products with respect thereto, the sublicense revenues received, and the calculation of Net Sales Related Royalties and Sublicense Royalties due, making reference to the specific deductions taken in accordance with the definition of Net Sales set forth in article 6.2 hereof (“Payment report”).

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6.6.	Licensee shall maintain full and true books of accounts and other records in sufficient detail so that the Net Sales Related Royalty and the Sublicense Royalty payable to Licensor hereunder can be properly ascertained. Such books and records shall be maintained by Licensee for a period of five (5) years from creation of individual records. Upon 10 business days’ prior written knowledge, and no more frequently than once a year, Licensee shall, at the request of Licensor, permit an independent certified public accountant selected by Licensor to have access during ordinary business hours, to only such books and records as may be necessary to determine the correctness of any report or payment, including Net Sales Related Royalties and the Sublicense Royalties, made under this Agreement or to obtain information as to Net Sales Related Royalties and the Sublicense Royalties or other payments payable in case of failure to report or pay pursuant to the terms of this Agreement. Licensor shall be responsible for expenses for the independent certified public accountant initially selected by Licensor, except that Licensee shall reimburse Licensor if the independent accountant determines the amounts of Net Sales Related Royalties and the Sublicense Royalties paid by Licensee to Licensor is less than 95% of the amount of Royalties actually owed to Licensor for the period reviewed by the independent accountant. The accounting firm shall disclose to Licensor and Licensee only whether the Payment Reports are correct or not, and, if applicable the specific details concerning any discrepancies. All inspections made by Licensor hereunder shall be made no later than five (5) years after the Payment Report that is subject of the investigation was due.

6.7.	For purposes of calculating the Net Sales Related Royalty and the Sublicense Royalty payment on sales of Licensed Products outside the European Union, the Net Sales of such Products shall be converted to Euros using the average closing buying rate for such currency quoted in the continental terms method of quoting exchange rates (local currency per EUR 1) by De Nederlandse Bank, on the last business day of each Reporting Period.

6.8.	At its sole discretion, Licensee may elect to convert its obligation to pay Net Sales Related Royalties and Sublicense Royalties (hereinafter referred as the “Royalty-to-Pay Conversion”) as laid down in this Article into one of the two lump-sum royalty options (“Conversion Lump-sum Royalty”) mentioned hereinafter:

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I.	before regulatory approval has been filed: EUR *** or;

II.	after regulatory approval has been filed: EUR ***.

In case Licensee concludes a sublicense with a third party with regard to the Licensed Patents and the Know-How within a period of 12 (twelve) months after a conversion in accordance with this Article 6.8, and such sublicense constitutes the complete and exclusive out-licensing of the technology laid down in the Licensed Patents and the Know-How by the Licensee, the conversion will be reversed and Licensee will pay Licensor the Sublicense Royalty. Such Sublicense Royalty will be paid to Licensor as from the moment Licensee concludes a sublicense. Furthermore, the Net Sales Related Royalties are retroactively due from the notice of Royalty-to-Pay Conversion as mentioned in this Article 6.8. For the avoidance of doubt, out-licensing as used in this provision shall mean a deal in which a sublicense is concluded for the Licensed Patents and Know-How which sublicense entails that Licensee will cease its activities in the Territory under the Licensed Patents and the Know-How. In case Licensee concludes a new sublicense with a third party, this will be in accordance with this Article 6.8.

6.9	In case Licensee elected the Royalty-to-Pay Conversion, it shall inform Licensor thereof in writing. Within 30 (thirty) days after the receiving such written notice, Licensor shall send Licensee an invoice for the corresponding Conversion Lump-sum Royalty which shall be payable within 12 (twelve) months from the date of such invoice, except when the conversion is reversed because of an out-licensing within 12 months from the conversion as described under 6.8 in which case the Lump-sum Royalty shall not become payable. During this period of 12 (twelve) months, no Net Sales Related Royalties or other royalties are due by Licensee. Subject to the provisions of this Agreement, after the payment of such Conversion Lump-sum Royalty, Licensee will have a paid-up, non-terminable license under the Licensed Patents and the Know-How.

ARTICLE 7. IMPROVEMENTS

7.1.	If Licensee solely makes an Improvement as defined under Article 1, Licensee shall inform Licensor thereof. Licensee shall have the right to use such Improvement without any further compensation being due. Licensor shall be entitled to use such Improvement for academic and research purposes only.

7.2.	Licensee shall own Improvements made by Licensee and shall be free to register any intellectual property rights for such Improvements and to license these Improvements to third parties.

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7.3	If Licensor makes an Improvement Licensor shall inform Licensee thereof in writing within 10 days. In the event that Licensee identifies an Improvement that was made by Licensor, Licensee shall inform Licensor thereof.

Licensor herewith grants Licensee free of charge an exclusive option to obtain a license for commercial use to the aforementioned Improvements under the same terms and conditions as set out in this Agreement (“Option”) for the duration of two (2) months from the date on which a Party informs the other Party of such an Improvement (“Option Period”). If Licensee informs Licensor during the Option Period that it is not interested to discuss such a license, or not inform Licensor within the Option Period, Licensor shall be free to enter into discussions and negotiations with any third party about the grant of license right to a third party to the extent that the relevant Improvements concern new oligonucleotide based compounds that may be used in the Field but that fall outside of the claims in the Licensed Patents;

If Licensee within the Option period confirms that it wishes to effectuate the Option, Parties shall in good faith either include said Improvements in this Agreement or conclude a separate license agreement covering such Improvements under the same terms and conditions as contained in this Agreement. However, in the event that an Improvement consists of new oligonucleotide based compounds that may be used in the Field but that fall outside of the claims in the Licensed Patents, those Improvements shall not be included in this Agreement, but Parties shall always conclude a separate license agreement covering such Improvements under the same terms and conditions as contained in this Agreement.

7.4	In the event that Licensee effectuates an Option on Improvements that were the result of research not fully funded by Licensee, Licensee shall pay to Licensor the part of the project costs that were not covered by Licensee, irrespective of any potential third party payments that Licensor may have received for the performance of the relevant research. Such payment will be due within 60 days of receipt of a valid invoice from Licensor. In the event that the relevant Improvements are incorporated under this Agreement, the aforementioned payments shall be included in Licensee’s investments referred to in the *** EURO amount mentioned in clause 6.1. In the event that the mentioned amount of *** EURO is exceeded by the aforementioned payments while the Net Sales Related Royalty and Sublicense Royalty were already increased due to the last sentence of 6.1, both royalty percentages will be lowered to their original amounts as per the date on which the aforementioned payments were received by Licensor (and therefore not retroactively).

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7.5	In determining the project costs not covered by Licensee –as described in 7.4 above-, personnel costs of Licensor’s employees shall be calculated the rate that Licensor usually charges to commercial third Parties.

ARTICLE 8. PATENT PROSECUTION

8.1.	Licensee shall bear the direct costs of patent filing and maintenance of the Licensed Patent(s). For the avoidance of doubt; Licensor will be the assignee on any patent filings.

8.2.	Licensee will be the primary responsible for the maintenance of Licensed Patent(s). For this purpose, Licensor shall instruct its patent attorneys and patent agents to send all correspondence regarding the Licensed Patent(s) with a copy to Licensee. Licensee shall provide a correct correspondence address to Licensor in writing. Notwithstanding the foregoing, the Licensee will always require approval of Licensor on the drafting, filing, prosecution, procurement and maintenance of the Licensed Patent(s), such approval not to be unreasonably withheld.

8.3.	In the event that Licensee elects not to file or pursue prosecution or maintenance of one or more Licensed Patent(s) in any country: (a) Licensee shall give Licensor not less than 30 days’ notice before any relevant deadline, and (b) Licensor shall have the right to file and pursue, at its own expense, prosecution, procurement and maintenance of such Licensed Patent(s), without being obliged to pay any compensation to Licensee for cost and expense associated with the filing, prosecution and maintenance of the Licensed Patents incurred prior to the abandonment the Licensed Patent(s).

8.4.	From the moment that Licensee is the primary responsible, Licensee shall have the first right, but not the duty, to institute infringement actions against third parties based on any Licensed Patent(s) in the Territory, at its own costs. If Licensee does not institute an infringement proceeding against an offending third party within 90 (ninety) days of learning of such infringement, Licensor shall have the right, but not the duty, to institute such an action with respect to any infringement by such third party at its own costs.

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8.5.	Neither Party may enter into any settlement, consent judgment or other voluntary final disposition of such action which adversely affects any Licensed Patent(s) without the prior written consent of the other Party, which will not be unreasonably withheld. The costs and expenses of any such action (including fees of attorneys and other professionals) shall be borne by the Party instituting the action, or, if the Parties elect to cooperate in instituting and maintaining such action, such costs and expenses shall be borne by the Parties in such proportions as they may agree in writing.

8.6.	Each Party shall execute all necessary and proper documents, take such actions as shall be appropriate to allow the other Party(ies) to institute and prosecute such infringement actions and shall otherwise cooperate in the institution and prosecution of such actions (including, without limitation, consenting to being named as a nominal party thereto). Each Party prosecuting any such infringement actions shall keep the other Parties reasonably informed as to the status of such actions. Any award paid by Third Parties as a result of such an infringement action (whether by way of settlement or otherwise) shall be applied first to reimburse the Parties for all costs and expenses incurred by the Parties with respect to such action on a pro rata basis and, if after such reimbursement any funds shall remain from such award, they shall be allocated as follows: (i) if Licensee has instituted and maintained such action alone, Licensee shall be entitled to retain such remaining funds; (ii) if Licensor has instituted and maintained such action alone, Licensor shall be entitled to retain such remaining funds; or (iii) if the Parties have cooperated in instituting and maintaining such action, the Parties shall allocate such remaining funds between themselves in the same proportion as they have agreed to bear the expenses of instituting and maintaining such action.

8.7.	Licensee will reimburse Licensor for the cost and expense associated with the filing, prosecution and maintenance of the Licensed Patents incurred prior to and during the License Period, within 60 days after the completion of the Due Diligence described in Article 5. However, in case of Early Termination as mentioned in Article 5.3, no reimbursement of patent filing and prosecution costs will be due.

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ARTICLE 9. INVOICES AND PAYMENTS

9.1.	Upon receipt of the written report mentioned in Article 6.6, Licensor shall send Licensee a royalty invoice, payable within 30 (thirty) days after the date thereof.

9.2.	All payments made by Licensee or Licensor shall be in Euro.

ARTICLE 10. LICENSE PERIOD AND TERMINATION

10.1.	This Agreement is entered into for the License Period, and, unless terminated earlier as provided for in this Agreement, expires automatically at the end of the License Period.

10.2.	In accordance with Article 5.3, within 1 (one) week after completion of the Due Diligence period as set out in article 5.1, Licensee shall have the right, at its sole discretion, to terminate this Agreement by notifying the Licensor in writing.

10.3.	Either Party may without prejudice to its right for damages, terminate this Agreement with immediate effect by giving written notice to the other Party, if the other Party is in default of a material obligation under this Agreement and has failed to cure such default, if cure is still possible and/or required by applicable law, within 30 (thirty) days after having been notified of the default by the terminating Party. A material obligation as indicated in this sub-clause includes, without limitation, any obligation laid down in Articles 4 (Diligence Requirements), 6 (Royalties), 8 (Patent Prosecution), 9 (Invoices and Payments), 13 (Warranties) and 14 (Confidentiality).

10.4.	Licensor may in any event terminate this Agreement with immediate effect by giving written notice to Licensee upon the occurrence of any of the following events:

(a)	Licensee applies for an order or an order is made declaring Licensee bankrupt or granting Licensee suspension of payments, or a liquidator is appointed for Licensee; or

(b)	Licensee is dissolved, liquidated or ceases to carry on all or a substantial part of its business or a decision is taken to that effect; or

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(c)	In the event Licensee fails to pay any amounts due and payable to Licensor under this Agreement, and fails to make such overdue payments within thirty (30) days after receiving written notice of such failure, Licensor may terminate this Agreement immediately upon written notice to Licensee.

10.5.	Licensee may terminate this Agreement with immediate effect by giving written notice to Licensor upon the occurrence of any of the following events:

(a)	Licensor applies for an order or an order is made declaring Licensor bankrupt or granting Licensor suspension of payments, or a liquidator is appointed for Licensor, or any similar event occurs with respect to Licensor or any substantial part of its assets in the jurisdiction where Licensor is established; or

(b)	Licensor is dissolved, liquidated or ceases to carry on its business or a decision is taken to that effect.

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ARTICLE 11. CONSEQUENCES OF TERMINATION

11.1.	If this Agreement is terminated or expires, all indebtedness of Licensee to Licensor shall become immediately due and payable on the day of termination or expiry of this Agreement.

11.2.	For the avoidance of doubt, after termination or expiry of the Agreement, there will be no obligation for Licensee to conduct the Diligence Requirements as set out in Article 4 and/or to reimburse Licensors costs and expenses in relation to the Licensed Patents as set out in Article 8 and/or to pay any royalties.

ARTICLE 12. –intentionally left blank-

ARTICLE 13. WARRANTIES AND LIABILTIES

13.1.	Licensor warrants and undertakes to the Licensee as follows:

(i)	it has the rights to grant licenses in respect of the Licensed Patent ;

(ii)	it has not done, and shall not do nor agree to do during this Agreement, any of the following things if to do so would be inconsistent with the exercise by the Licensee of the rights granted to it under this Agreement, namely: (a) grant or agree to grant any rights to any third party in the Licensed Patents in the Field in the Territory; or (b) assign, mortgage, pledge, charge, or otherwise transfer any of the Licensed Patents to any third party in the Field in the Territory or any of its rights or obligations under this Agreement; and

(iii)	it is not aware of any circumstance or claim that could affect the ownership and/or validity of the Licensed Patents.

13.2.	With respect to the Licensed Patent(s), Licensee does not:

a)	make any representations nor extends any express or implied warranties of any kind, including merchantability, accuracy, safety, or fitness for any other purpose, either written or oral;

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b)	represent that it will not infringe any patent, copyright, trade secret, trademark or other (intellectual) property rights of third parties.

13.3.	Licensee is, to the extent authorised under applicable law, liable for and agrees to indemnify and defend Licensor from any liability, damage and loss, incurred by Licensee and/or third parties, which directly or indirectly result from claims, demands, costs, damage, and loss arising from or related to any liability, damage, or judgement which may be made or instituted against Licensor arising out of the license granted hereinafter of the promotion, sales or use of any Product, provided that Licensor promptly notifies Licensee of any such claim coming to its attention and that it cooperates with Licensee in the defence of such claim;

13.4.	Licensee is not obliged to indemnify and hold Licensor harmless from liability as described in section 13.3 of this Agreement, in case the liability, loss or damage is a result from:

a)	the negligent failure of Licensor to comply with the conditions of this Agreement or guidelines and/or any other applicable laws to this Agreement;

b)	the gross negligence or wilful malfeasance of Licensor.

13.5.	To the extent permissible by law, Licensor’s total liability in contract, tort, misrepresentation or otherwise arising out of or in connection with this Agreement will be limited to the total payment under this Agreement.

13.6.	NEITHER PARTY NOR ITS RESPECTIVE AFFILIATES SHALL BE LIABLE FOR ANY SPECIAL, INDIRECT, EXEMPLARY, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT, WHETHER IN CONTRACT, WARRANTY, TORT, STRICT LIABILITY OR OTHERWISE.

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ARTICLE 14. CONFIDENTIALITY

14.1.	The mutual non-disclosure agreement signed between Parties effective as of 22-01-2014, attached as Annex 2, shall continue in full force and effect.

ARTICLE 15. ASSIGNMENT

15.1.	Licensee has the right to assign this Agreement to an Affiliate or in connection with the transfer or sale to a third party of all or substantially all of the business of Licensee to which this Agreement relates, whether by merger, sale of stock, sale of assets or otherwise. No other assignment will be allowed without the prior written consent of the other party. Licensee shall provide prompt notice to Licensor of any assignment.

15.2.	An assignment agreement shall be consistent with and subject to the terms and conditions of this Agreement and any such assignment shall oblige the assignee to comply with all the terms of this Agreement. Licensee shall promptly furnish Licensor with a fully signed photocopy of all assignment agreements.

ARTICLE 16. GENERAL

16.1.	Except as hereinafter provided, no Party shall be liable for any default or delay in the performance of the terms of this Agreement where such failure is due to Force Majeure affecting that Party.

16.2.	Upon the occurrence of an event constituting Force Majeure, the Party affected by this event shall take all measures which may reasonably be required to rectify the situation as quickly as possible. The Parties shall, if necessary, jointly examine the measures to be taken to limit the effect of Force Majeure.

16.3.	In the event that a Party wishes to rely on a condition of Force Majeure, that Party shall notify the other Party orally as soon as reasonably possible, but in no case later than 48 (forty-eight) hours after discovery of such condition; such oral notice shall be followed by a notice by the Party claiming such condition of Force Majeure to the other Party within 5 (five) days of discovery.

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16.4.	Except as otherwise provided in this Agreement, no amendment to this Agreement shall have any force or effect unless it is in writing and signed by authorised representatives of both Parties.

16.5.	This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors, estates and, in the event of a permitted assignment or transfer, assignees or transferees.

16.6.	No failure or delay on the part of either Party to exercise any right or remedy under this Agreement shall be construed or operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude the further exercise of such right or remedy.

16.7.	If any provision or part of this Agreement is held to be invalid, amendments to this Agreement may be made by the addition or deletion of wording as appropriate to remove the invalid part or provision but otherwise retain the provision and the other provisions of this Agreement to the maximum extent permissible under applicable law.

16.8.	This Agreement, including its Annexes sets out the entire agreement between the Parties relating to its subject matter and supersedes all prior oral or written agreements, arrangements, or understandings between them relating to such subject matter.

16.9.	Except as specifically provided otherwise herein, each Party shall bear its own costs in connection with the preparation, negotiation, signing or performance of this Agreement.

ARTICLE 17. NOTICES

17.1.	Unless otherwise provided herein, any royalty reports, notice or other communications under or in connection with this Agreement shall be in writing and sent by e-mail, by courier, or by registered mail and shall be effective when received, and in any event no later than when sent:

(a)	by e-mail 2 (two) business hours after receipt. “Business hour” shall mean any time between 09.00 and 18.00 hours on a business day in the country of the addressee.

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(b)	by courier service 3 (three) working days after dispatch,

(c)	by registered mail 3 (three) working days after dispatch.

17.2.	For the purposes hereof, the addresses of the Parties shall be as specified below:

If to Licensee:

Licensee	ProQR Therapeutics B.V.

Address	Darwinweg 24 2333 CR Leiden The Netherlands

E-mail	***

Attn	Daniel A. de Boer

With copy to	Bart Klein

Address	Darwinweg 24 2333 CR Leiden The Netherlands

E-mail	***

Attn	[ ]

If to Licensor:

Licensor:	Radboud University Medical Center

Address	Geert Grooteplein 10 P.O. BOX 9101 6500 HB Nijmegen The Netherlands

E-mail	[ ]

Attn	[ ]

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With copy to

E-mail             ***

or at such other address as the Party to be given notice may have notified to the other from time to time in accordance with this clause for that purpose.

17.3.	The provisions of this clause shall not apply in relation to the servicing of documents for the purpose of litigation.

ARTICLE 18. GOVERNING LAW

18.1.	The validity, construction, and performance of this Agreement shall be governed by the laws of the Netherlands.

18.2.	Any dispute, controversy or claim arising under, out of or relating to this Agreement and any subsequent amendments of this Agreement, shall be submitted to the exclusive jurisdiction of the competent court of Amsterdam, the Netherlands.

This Agreement has been signed in two counterparts, each of equal tenor and validity

(Signatures on next page)

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For and on behalf of		For and on behalf of

Stichting Katholieke Universiteit,

Radboud University Medical Center		ProQR Therapeutics B.V.

By:	Prof. Dr. H.G. Brunner	By:	Daniel de Boer
Title:	Head of the Human Genetics Dept.	Title:	Chief Executive Officer
Date:		Date:

By:	Dr. D. Masman
Title:	Director of Valorisation/Tech Transfer
Date:

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ANNEX 1

PCT (NL) application No. 2012/050275 (published as WO2013036105)

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ANNEX 2 CDA

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DECLARATION FOR REGISTRATION OF LICENSE

THE UNDERSIGNED

1.	Stichting Katholieke Universiteit, doing business as the Radboud University Medical Center, a foundation organised under the laws of the Netherlands, established at Geert Grooteplein Noord 9, P.O. Box 9101, 6500 HB Nijmegen, The Netherlands, registered at the Dutch Chamber of Commerce under number 41055629; (hereinafter referred to as “Licensor”);

AND

2.	ProQR Therapeutics B.V., a company organised under the laws of The Netherlands, whose corporate seat is at Utrecht and whose offices are at Darwinweg 24, 2333 CR Leiden, registered at the Dutch Chamber of Commerce under number 54600790, duly represented by its CEO D. A. de Boer, hereinafter referred to as the “Licensee”;

NOW HEREBY DECLARE AS FOLLOWS:

Pursuant to a license agreement between Licensor and Licensee, Licensor has granted Licensee a license to use patents and patent application listed in Annex 1, which license Licensee has accepted.

Licensor agrees to the registration of Licensee in the register as its licensee for the said patents and patent applications effective from the date below.

On behalf of Licensor	On behalf of Licensee
name:	name:
title:	title:
date:	date:

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